NEWS RELEASE
FOR IMMEDIATE RELEASE
July 23, 2025
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS THIRD QUARTER FISCAL YEAR 2025 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended June 30, 2025. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com.

Highlights for the current quarter include:
•net income of $18.4 million;
•basic and diluted earnings per share of $0.14;
•net interest margin of 1.98%, an increase of six basis points from the prior quarter; and
•on July 22, 2025, the Company announced a cash dividend of $0.085 per share, payable on August 15, 2025 to stockholders of record as of the close of business on August 1, 2025.

Strategic Banking Initiatives
The Company continues to strategically grow all aspects of commercial banking through the alignment of technology, people, products and services. Management believes we have been and will continue to be successful in this initiative as we focus on meeting the financial needs of growing and established companies and small businesses and pairing them with experienced relationship managers who offer a broad range of customized services, digital platforms and sophisticated cash management tools. Leveraging our new technology and organizational structure to quickly respond to customer needs in the sales pipeline is central to our growth strategy for commercial deposits. We expect that commercial loan growth will continue to be driven by prospecting for new relationships and maintaining and expanding existing relationships. Strong credit quality remains a priority for the Bank as it grows commercial lending and is now offering a full suite of treasury management products to service new and existing relationships.
During the current quarter the Bank continued to implement and utilize commercial loan pricing and profitability software which provides pricing and profitability based on the full customer banking relationship. Management is in the process of implementing additional software modules during the remainder of fiscal year 2025 that provide market insight regarding competitor pricing to assist loan officers when preparing a loan offering for a customer.
We see many opportunities to grow our non-interest bearing deposit base and diversify fee-based revenue streams through growth in treasury management services, trust and wealth management services, and small business banking. We have a team of bankers focused on the deposit and loan needs of small businesses in our market area. During the current quarter the Bank successfully launched new checking products and digital banking services specifically designed for our small business customers. In the quarter ending September 30, 2025 the Bank expects to introduce digital onboarding for these small business customers using industry-leading risk management and screening tools, which will replace many manual verification tasks. We continue to listen to the needs of our customers as this line of business grows, and as a result, we are actively evaluating new technology for lockbox services, integrated accounts receivable, integrated accounts payable and purchase cards as a result of demand within the treasury management pipeline.
As part of this growth strategy, we are creating a seamless digital banking experience for all customers, which we believe will better enable the Bank to attract and retain deposits. This includes the new deposit account onboarding platform implemented in November 2024 and digital banking enhancements for debit cardholders which will allow customers to begin using their card immediately online and in digital wallets without waiting for the physical card in the mail which is projected to be implemented in the fourth quarter of fiscal year 2025.
We are building a suite of private banking products and services. Subsequent to June 30, 2025, the Bank hired several seasoned and well-connected wealth management professionals to round out our product offerings, begin managing our first private banking relationships, and transforming our trust and wealth management business. With this, private banking will be a new offering to our customer base.

Comparison of Operating Results for the Three Months Ended June 30, 2025 and March 31, 2025
For the quarter ended June 30, 2025, the Company recognized net income of $18.4 million, or $0.14 per share, compared to net income of $15.4 million, or $0.12 per share, for the quarter ended March 31, 2025. The higher net income in the current quarter was due primarily to higher net interest income and lower tax expense. The net interest margin increased six basis points, from 1.92% for the prior quarter to 1.98% for the current quarter due mainly to an increase in the average balance of commercial loans as the loan portfolio continued to remix from one- to four-family loans to commercial loans.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$82,914	$80,867	$2,047	2.5%
Mortgage-backed securities ("MBS")	12,163	11,264	899	8.0
Federal Home Loan Bank Topeka ("FHLB") stock	2,197	2,285	(88)	(3.9)
Cash and cash equivalents	1,620	2,729	(1,109)	(40.6)
Investment securities	784	1,030	(246)	(23.9)
Total interest and dividend income	$99,678	$98,175	$1,503	1.5

The increase in interest income on loans receivable was due mainly to an increase in the average balance of the commercial loan portfolio as the portfolio continued to shift from one-to four-family loans to commercial loans. As of June 30, 2025, the Bank had $146.2 million of commercial real estate loan commitments which are expected to fund during the September 30, 2025 quarter, mainly during July 2025. See additional discussion regarding the composition of the loan portfolio and management's strategy to shift from one- to four-family loans to commercial loans in the "Financial Condition as of June 30, 2025" section below. The increase in interest income on MBS was due to a higher average balance compared to the prior quarter due to securities purchases between periods. The decrease in interest income on cash and cash equivalents was due to a decrease in the average balance as operating cash was utilized during the current quarter to accommodate funding needs for commercial loan activities and to repay borrowings. The decrease in interest income on investment securities was due mainly to a lower average balance compared to the prior quarter, primarily as a result of investments that matured or were called and not replaced.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$35,860	$35,853	$7	—%
Borrowings	18,360	18,482	(122)	(0.7)
Total interest expense	$54,220	$54,335	$(115)	(0.2)

Within the deposit portfolio, the increased interest expense associated with the Bank's high yield savings account, which was the result of the growth in these accounts, was almost entirely offset by a decrease in the cost of retail certificates of deposits due to a decrease in the weighted average rate and balance of that portfolio. Management has continued to focus on retaining and growing deposits through its high yield savings account product. See additional discussion in "Financial Condition as of June 30, 2025" below.

Provision for Credit Losses
The Company recorded a release of provision for credit losses of $451 thousand during the current quarter. The release of the provision for credit losses in the current quarter was comprised of a $1.1 million decrease in the allowance for credit losses ("ACL") for loans, partially offset by a $686 thousand increase in the reserve for off-balance sheet credit exposures. The $1.1 million decrease in the ACL was mainly related to the commercial loan portfolio as the increase in ACL related to growth in this portfolio was more than offset by an update to the ACL model's regression analyses implemented during the current quarter which also mainly impacted the commercial loan portfolio. See additional details in the "Supplemental Financial Information- Allowance for Credit Losses" discussion below. The increase in the reserve for off-balance sheet credit exposures was due primarily to an increase in commercial and industrial off-balance sheet credit exposures. The Company did not record a provision for credit losses during the prior quarter as the decrease in the ACL was entirely offset by the increase in the reserve for off-balance sheet credit exposures.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,867	$2,596	$271	10.4%
Insurance commissions	884	927	(43)	(4.6)
Other non-interest income	1,537	1,430	107	7.5
Total non-interest income	$5,288	$4,953	$335	6.8

The increase in deposit service fees was due primarily to an increase in debit card usage, which generated additional interchange and service charge income in the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$15,277	$14,938	$339	2.3%
Information technology and related expense	5,163	4,924	239	4.9
Occupancy, net	3,270	3,502	(232)	(6.6)
Regulatory and outside services	1,261	1,469	(208)	(14.2)
Federal insurance premium	1,072	1,095	(23)	(2.1)
Advertising and promotional	1,453	760	693	91.2
Deposit and loan transaction costs	715	879	(164)	(18.7)
Office supplies and related expense	370	437	(67)	(15.3)
Other non-interest expense	983	1,536	(553)	(36.0)
Total non-interest expense	$29,564	$29,540	$24	0.1

The increase in advertising and promotional expense was due primarily to the timing of seasonal sponsorships and campaigns compared to the prior quarter. The decrease in other non-interest expense was due primarily to lower customer fraud losses in the current quarter, along with lower costs associated with a loss on a property sold during the prior quarter related to an acquisition in 2018 and other real estate owned ("OREO") property.

The Company's efficiency ratio was 58.26% for the current quarter compared to 60.54% for the prior quarter. The improvement in the efficiency ratio was due to higher net interest income during the current quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value generally indicates that it is costing the financial institution less money to generate revenue.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$21,633	$19,253	$2,380	12.4%
Income tax expense	3,251	3,854	(603)	(15.6)
Net income	$18,382	$15,399	$2,983	19.4

Effective Tax Rate	15.0%	20.0%

During the current quarter, the State of Kansas enacted a change in the tax law that is effective October 1, 2027 for the Company and the Bank. The State of Kansas is changing the way it attributes taxable income to the State, specifically changing from a three-factor apportionment (property, payroll and receipts) to a single, revenue-based method. Most of the Bank's property and payroll are located in Kansas, though a large amount of its revenue generating activities, predominantly loan interest income, are outside of Kansas. Therefore, the Bank is expecting a decrease in income apportioned to Kansas starting in fiscal year 2028 due to the tax law change. As a result, as of June 30, 2025, the Bank remeasured its state deferred tax assets and liabilities expected as of October 1, 2027. The Bank recorded an $857 thousand reduction in net state income tax expense related to this law change, which is the primary reason for the lower effective tax rate and income tax expense for the current quarter as compared to the prior quarter. Management anticipates the effective tax rate for fiscal year 2025 will be 18% to 19% which is lower than was originally expected primarily due to the Kansas law change.

Comparison of Operating Results for the Nine Months Ended June 30, 2025 and 2024
The Company recognized net income of $49.2 million, or $0.38 per share, for the current year period, compared to net income of $26.0 million, or $0.20 per share, for the prior year period. The lower net income in the prior year period was primarily a result of the net losses on the sale of securities associated with the securities strategy. See additional discussion regarding the securities strategy in the "Securities Strategy to Improve Earnings" section below. The securities associated with the securities strategy were sold in the prior year period, and in that period the Company incurred $13.3 million ($10.0 million net of tax) of net losses related to the sale of those securities. Excluding the effects of the net loss associated with the securities strategy, earnings per share would have been $0.28 for the prior year period. The increase in earnings per share excluding the effects of the net loss associated with the securities strategy was due primarily to higher net interest income in the current year period.

The net interest margin increased 15 basis points, from 1.77% for the prior year period to 1.92% for the current year period. The increase was due mainly to higher yields on the loan portfolio due to the continued shift of loan balances from the one- to four-family loan portfolio to the higher yielding commercial loan portfolio, which outpaced the increase in the cost of deposits, largely in high yield savings accounts and retail certificates of deposit.

Securities Strategy to Improve Earnings
In October 2023, the Company initiated a securities strategy (the "securities strategy") by selling $1.30 billion of securities, representing 94% of its securities portfolio. Since the Company did not have the intent to hold the $1.30 billion of securities to maturity at September 30, 2023, the Company recognized an impairment loss on those securities of $192.6 million which was reflected in the Company's financial statements for the quarter and fiscal year ended September 30, 2023. The securities strategy allowed the Company to improve its earnings stream going forward, beginning in the quarter ended December 31, 2023, by redeploying most of the proceeds into then-current market rate securities and to provide liquidity to deleverage the balance sheet utilizing the remaining proceeds. During the quarter ended December 31, 2023, the Company completed the sale of securities and recognized $13.3 million ($10.0 million net of tax), or $0.08 per share, of additional loss. See additional information regarding the impact of the securities strategy on our financial measurements in "Supplemental Financial Information - Average Balance Sheets" below. The $1.30 billion of securities sold had a weighted average yield of 1.22% and an average duration of 3.6 years. With the proceeds from the sale of the securities, the Company purchased $632.0 million of securities yielding 5.75%, paid down $500.0 million of borrowings with a weighted average cost of 4.70%, and held the remaining cash at the Federal Reserve Bank of Kansas City ("FRB") earning interest at the reserve balance rate until such time as it could be used to fund commercial activity or for other Bank operations.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$245,175	$228,866	$16,309	7.1%
MBS	34,451	23,238	11,213	48.3
FHLB stock	6,834	7,591	(757)	(10.0)
Cash and cash equivalents	6,220	13,166	(6,946)	(52.8)
Investment securities	2,795	7,115	(4,320)	(60.7)
Total interest and dividend income	$295,475	$279,976	$15,499	5.5

The increase in interest income on loans receivable was due primarily to the continued shift of loan balances from the one- to four-family loan portfolio to higher yielding commercial loans. See additional discussion regarding the composition of the loan portfolio in the "Financial Condition as of June 30, 2025" section below. The increase in interest income on MBS securities was due mainly to an increase in the average balance of the portfolio, along with an increase in the weighted average yield compared to the prior year period. The increase in the average balance was due mainly to securities purchases between periods. The higher weighted average yield was due mainly to the securities strategy, as the proceeds from the securities that were sold during the prior year period were reinvested into higher yielding securities, and securities purchased between periods were also at higher market yields. Interest income on cash and cash equivalents decreased due largely to a decrease in the average balance as a result of cash balances being drawn down during the prior fiscal year to fund commercial loans and other operational needs. The decrease in interest income on investment securities was due to a decrease in average balance, partially offset by an increase in the weighted average yield. The decrease in the average balance was due primarily to the securities purchased as part of the securities strategy being called or maturing during fiscal year 2024 and not being replaced in their entirety. The increase in the weighted average yield was due to higher yields than the portfolio yields on the securities purchased between periods.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$109,058	$102,091	$6,967	6.8%
Borrowings	54,889	56,648	(1,759)	(3.1)
Total interest expense	$163,947	$158,739	$5,208	3.3

The increase in interest expense on deposits was due primarily to an increase in the weighted average rate paid on savings accounts, specifically the high yield savings account product, and retail certificates of deposit. To a lesser extent, an increase in the average balance of retail certificates of deposit also increased interest expense on deposits. The increases were partially offset by a decrease in the weighted average rate paid on and in the average balance of money market accounts.

The decrease in interest expense on borrowings was due to a decrease in the average balance, which was partially offset by a higher weighted average interest rate. The decrease in the average balance of borrowings was due mainly to FHLB borrowings that matured between periods and were not renewed, along with a decrease in borrowings under the Federal Reserve's Bank Term Funding Program ("BTFP"), which were repaid during the prior year period using a portion of the proceeds from the securities strategy. The increase in the weighted average interest rate was due primarily to higher market interest rates on borrowings that matured and were renewed between periods.

Provision for Credit Losses
The Company recorded a provision for credit losses of $226 thousand during the current year period compared to a provision for credit losses of $1.9 million for the prior year period. The provision for credit losses in the current year period was comprised of a $321 thousand increase in the reserve for off-balance sheet credit exposures, partially offset by a $95 thousand decrease in the ACL for loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$8,170	$7,732	$438	5.7%
Insurance commissions	2,587	2,503	84	3.4
Net loss from securities transactions	—	(13,345)	13,345	100.0
Other non-interest income	4,177	3,568	609	17.1
Total non-interest income	$14,934	$458	$14,476	3,160.7

The increase in deposit service fees was due mainly to growth in treasury management service fees, along with modest increases in interchange revenue and retail service fees. The net loss from securities transactions in the prior year period was related to the securities strategy. The increase in other non-interest income was due primarily to a net loss on financial derivatives related to a commercial lending relationship in the prior year period, largely driven by changes in market interest rates.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$44,447	$39,186	$5,261	13.4%
Information technology and related expense	14,637	15,687	(1,050)	(6.7)
Occupancy, net	10,105	10,116	(11)	(0.1)
Regulatory and outside services	3,843	4,345	(502)	(11.6)
Federal insurance premium	3,205	4,939	(1,734)	(35.1)
Advertising and promotional	3,035	3,210	(175)	(5.5)
Deposit and loan transaction costs	2,185	2,135	50	2.3
Office supplies and related expense	1,206	1,185	21	1.8
Other non-interest expense	3,589	4,100	(511)	(12.5)
Total non-interest expense	$86,252	$84,903	$1,349	1.6

The increase in salaries and employee benefits was mainly attributable to an increase in the number of employees between periods, merit increases and salary adjustments to remain market competitive, and a higher accrual of incentive compensation during the current year period than the prior year period related to the Bank's short-term performance plan. The decrease in information technology and related expense was due mainly to a decrease in usage of third-party professional services along with a decrease in depreciation expense during the current year period. The decrease in regulatory and outside services was due to a reduction in usage related to certain outside services compared to the prior year period. The decrease in the federal insurance premium was due primarily to a decrease in the Federal Deposit Insurance Corporation ("FDIC") assessment rate as a result of the way the assessment rate was adjusted in fiscal year 2024 for the occurrence of the Bank's net loss during the quarter ended September 30, 2023. The decrease in other non-interest expense was due mainly to higher customer fraud losses in the prior year period and the maturity of an interest rate swap agreement during the current year period which reduced the expense associated with the collateral held in relation to the interest rate swap.

The Company's efficiency ratio was 58.89% for the current year period compared to 69.77% for the prior year period. Excluding the net losses from the securities strategy, the efficiency ratio would have been 62.87% for the prior year period. The improvement in the efficiency ratio, excluding the net losses from the securities strategy, was due primarily to higher net interest income compared to the prior year period.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$59,984	$34,896	$25,088	71.9%
Income tax expense	10,772	8,943	1,829	20.5
Net income	$49,212	$25,953	$23,259	89.6

Effective Tax Rate	18.0%	25.6%
Income tax expense was higher in the current year period compared to the prior year period, due to higher pretax income in the current year period. The effective tax rate was higher in the prior year period due mainly to the income tax associated with the pre-1988 bad debt recapture.

Financial Condition as of June 30, 2025
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	June 30,	March 31,	Percent	September 30,	Percent
	2025	2025	Change	2024	Change
	(Dollars and shares in thousands)
Total assets	$9,692,739	$9,718,184	(1.0)%	$9,527,608	2.3%
Available-for-sale ("AFS") securities	956,229	961,417	(2.2)	856,266	15.6
Loans receivable, net	8,023,554	7,875,905	7.5	7,907,338	2.0
Deposits	6,431,137	6,372,545	3.7	6,129,982	6.6
Borrowings	2,071,585	2,142,956	(13.3)	2,179,564	(6.6)
Stockholders' equity	1,046,158	1,037,110	3.5	1,032,270	1.8
Equity to total assets at end of period	10.8%	10.7%		10.8%
Average number of basic shares outstanding	130,081	130,026	0.2	129,918	0.2
Average number of diluted shares outstanding	130,081	130,026	0.2	129,918	0.2

The loan portfolio increased $147.6 million during the current quarter. The loan portfolio mix continued to shift from one- to four-family loans to commercial loans during the current quarter, with a $99.3 million decrease in one- to four-family loans, partially offset by commercial loan growth of $243.5 million due mainly to a $221.1 million increase in the commercial real estate loan portfolio. As of June 30, 2025, the Bank had $146.2 million of commercial real estate loan commitments which are expected to fund during the September 30, 2025 quarter, mainly during July 2025.

As a result of continued high interest rates and a lack of housing inventory, which has reduced housing market transactions, our one- to four-family origination and refinance activity has slowed which directly impacts the Bank's one- to four-family loan portfolio. The Bank suspended its one- to four-family correspondent lending channels during fiscal year 2024 for the foreseeable future. Management expects the Bank's one- to four-family originated loan portfolio will continue to decrease as the affordability of housing remains challenging and there is a limited supply of homes for sale. It is expected that excess cash flows generated from the one- to four-family portfolio will continue to be used to fund commercial loan growth.

Borrowings decreased $71.4 million, or 13.3% annualized, due to a $50.0 million borrowing that matured during the current quarter but was not replaced, along with principal payments made on the Bank's amortizing FHLB advances. Deposits increased $58.6 million during the current quarter due mainly to the Bank's high yield savings account offering, which increased $123.9 million during the quarter, to $408.0 million at June 30, 2025, partially offset by a $49.7 million decrease in retail money market accounts. Management has continued to focus on retaining and growing deposits through the Bank's high yield savings account product, which, as of June 30, 2025, had an annual percentage yield of 4.00% for accounts that meet the $10 thousand balance minimum. The annual percentage yield was decreased during the current quarter from 4.30% as of March 31, 2025.

Total assets increased $165.1 million from September 30, 2024, due mainly to increases in loans and securities which were funded by excess operating cash and deposit growth, largely in the Bank's high yield savings account offering. The commercial loan portfolio increased $402.9 million during the current year period, due primarily to commercial real estate loan growth, partially offset by a decrease in one- to four-family loans of $286.2 million.

Deposits increased $301.2 million from September 30, 2024 due mainly to the Bank's high yield savings account offering, which increased $311.8 million during the current year period. Borrowings decreased $108.0 million during the current year period due to principal payments made on the Bank's amortizing advances, along with borrowings that matured but were not replaced. Management estimates that the Bank had $2.97 billion in liquidity available at June 30, 2025, based on the Bank's blanket collateral agreement with FHLB and unencumbered securities.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2025		June 30, 2025
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$105,191	6.59%	$263,948	6.49%

Commercial:
Originated	317,310	7.12	546,274	7.09
Participations/Purchased	22,689	6.91	92,479	7.13
	$445,190	6.98	$902,701	6.92

Deposit Activity
Non-maturity deposits	$49,457		$344,884
Retail/Commercial certificates of deposit	(44,630)		(83,907)

Borrowing activity
Maturities and repayments	(371,168)	3.93	(758,504)	3.40
New borrowings	300,000	3.93	650,000	4.13

Stockholders' Equity
Stockholders' equity totaled $1.05 billion at June 30, 2025, an increase of $13.9 million from September 30, 2024. Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of June 30, 2025, the Bank's capital ratios exceeded the well-capitalized requirements and the Bank exceeded internal policy thresholds for sensitivity to changes in interest rates. As of June 30, 2025, the Bank's community bank leverage ratio was 9.7%.
During the nine months ended June 30, 2025, the Company paid regular quarterly cash dividends totaling $33.2 million, or $0.255 per share. On July 22, 2025, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.1 million, payable on August 15, 2025 to stockholders of record as of the close of business on August 1, 2025.
At June 30, 2025, Capitol Federal Financial, Inc., at the holding company level, had $16.1 million in cash on deposit at the Bank. For fiscal year 2025, it is the intention of the Company's Board of Directors to pay out the regular quarterly cash dividend of $0.085 per share, totaling $0.34 per share for the year. To the extent that earnings in fiscal year 2025 exceed $0.34 per share, the Board of Directors will consider the payment of additional dividends. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the Bank's tax current earnings and accumulated earnings and profits, and the amount of cash at the holding company level. Through the payment of the True Blue dividend in prior years, the Company was able to reduce its excess capital. Management and the Board of Directors believe that the current capital levels are appropriate. The last True Blue dividend occurred in fiscal year 2022.

It has been the intention of management and the Board of Directors to not make distributions from the Bank to the Company during fiscal year 2025 to limit the tax associated with the pre-1988 bad debt recapture which is related to the Bank's tax accumulated earnings and profits. It is currently anticipated that the Bank will have sufficient taxable income during fiscal year 2025 to replenish the Bank's tax accumulated earnings and profits to a positive level, allowing the Bank to make earnings distributions to the Company during fiscal year 2026 and not have those distributions subject to the pre-1988 bad debt recapture tax.

The Company currently has $75.0 million authorized under an existing stock repurchase plan. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the FRB's current approval for the Company to repurchase shares expires in February 2026. There were no share repurchases during the current year period. Because the cash at the holding company is limited based on our capital management plan, the Company does not expect to repurchase shares until such time that a sufficient cash balance is rebuilt at the holding company level.

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2025.

Total shares outstanding	132,800,865
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,674,193)
Net shares outstanding	130,126,672

Capitol Federal Financial, Inc. is the holding company for the Bank. As of June 30, 2025, the Bank had 46 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; the potential imposition of new or increased tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of the pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

.SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	March 31,	September 30,
	2025	2025	2024
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $150,552, $323,552 and $192,138)	$174,965	$340,389	$217,307
AFS securities, at estimated fair value (amortized cost of $933,360, $941,585 and $829,852)	956,229	961,417	856,266
Loans receivable, net (ACL of $22,808, $23,970 and $23,035)	8,023,554	7,875,905	7,907,338
FHLB stock, at cost	98,225	99,334	101,175
Premises and equipment, net	88,967	89,081	91,463
Income taxes receivable, net	1,070	1,397	359
Deferred income tax assets, net	21,399	21,864	21,978
Other assets	328,330	328,797	331,722
TOTAL ASSETS	$9,692,739	$9,718,184	$9,527,608

LIABILITIES:
Deposits	$6,431,137	$6,372,545	$6,129,982
Borrowings	2,071,585	2,142,956	2,179,564
Advances by borrowers	38,857	54,860	61,801
Other liabilities	105,002	110,713	123,991
Total liabilities	8,646,581	8,681,074	8,495,338

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 132,800,865, 132,786,365 and 132,735,565 shares issued and outstanding as of June 30, 2025, March 31, 2025, and September 30, 2024, respectively	1,328	1,328	1,327
Additional paid-in capital	1,146,648	1,146,733	1,146,851
Unearned compensation, ESOP	(25,193)	(25,606)	(26,431)
Accumulated deficit	(95,078)	(102,397)	(111,104)
Accumulated other comprehensive income, net of tax	18,453	17,052	21,627
Total stockholders' equity	1,046,158	1,037,110	1,032,270
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,692,739	$9,718,184	$9,527,608

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2025	2025	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans receivable	$82,914	$80,867	$245,175	$228,866
MBS	12,163	11,264	34,451	23,238
FHLB stock	2,197	2,285	6,834	7,591
Cash and cash equivalents	1,620	2,729	6,220	13,166
Investment securities	784	1,030	2,795	7,115
Total interest and dividend income	99,678	98,175	295,475	279,976

INTEREST EXPENSE:
Deposits	35,860	35,853	109,058	102,091
Borrowings	18,360	18,482	54,889	56,648
Total interest expense	54,220	54,335	163,947	158,739

NET INTEREST INCOME	45,458	43,840	131,528	121,237

PROVISION FOR CREDIT LOSSES	(451)	—	226	1,896
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	45,909	43,840	131,302	119,341

NON-INTEREST INCOME:
Deposit service fees	2,867	2,596	8,170	7,732
Insurance commissions	884	927	2,587	2,503
Net loss from securities transactions	—	—	—	(13,345)
Other non-interest income	1,537	1,430	4,177	3,568
Total non-interest income	5,288	4,953	14,934	458

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,277	14,938	44,447	39,186
Information technology and related expense	5,163	4,924	14,637	15,687
Occupancy, net	3,270	3,502	10,105	10,116
Regulatory and outside services	1,261	1,469	3,843	4,345
Federal insurance premium	1,072	1,095	3,205	4,939
Advertising and promotional	1,453	760	3,035	3,210
Deposit and loan transaction costs	715	879	2,185	2,135
Office supplies and related expense	370	437	1,206	1,185
Other non-interest expense	983	1,536	3,589	4,100
Total non-interest expense	29,564	29,540	86,252	84,903
INCOME BEFORE INCOME TAX EXPENSE	21,633	19,253	59,984	34,896
INCOME TAX EXPENSE	3,251	3,854	10,772	8,943
NET INCOME	$18,382	$15,399	$49,212	$25,953

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	June 30, 2025			March 31, 2025
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,838,361	$36,340	3.79%	$3,879,115	$36,311	3.74%
Correspondent purchased	2,114,381	17,434	3.30	2,165,595	17,788	3.29
Bulk purchased	118,487	1,020	3.44	122,058	1,044	3.42
Total one- to four-family loans	6,071,229	54,794	3.61	6,166,768	55,143	3.58
Commercial loans	1,814,455	25,925	5.65	1,646,347	23,591	5.73
Consumer loans	110,809	2,195	7.95	110,126	2,133	7.86
Total loans receivable(1)	7,996,493	82,914	4.13	7,923,241	80,867	4.08
MBS(2)	884,321	12,163	5.50	811,013	11,264	5.56
Investment securities(2)(3)	60,319	784	5.19	76,497	1,030	5.39
FHLB stock	96,564	2,197	9.13	98,231	2,285	9.43
Cash and cash equivalents	145,579	1,620	4.40	248,063	2,729	4.40
Total interest-earning assets	9,183,276	99,678	4.33	9,157,045	98,175	4.29
Other non-interest-earning assets	455,441			454,295
Total assets	$9,638,717			$9,611,340

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$883,428	497	0.23	$879,218	485	0.22
High yield savings	352,815	3,606	4.10	227,677	2,335	4.16
Other savings	438,821	77	0.07	442,773	77	0.07
Money market	1,220,567	3,700	1.22	1,239,709	3,694	1.21
Retail certificates	2,739,886	26,481	3.88	2,789,206	27,981	4.07
Commercial certificates	59,586	557	3.75	56,580	572	4.10
Wholesale certificates	91,645	942	4.12	66,249	709	4.34
Total deposits	5,786,748	35,860	2.49	5,701,412	35,853	2.55
Borrowings	2,085,696	18,360	3.53	2,150,917	18,482	3.48
Total interest-bearing liabilities	7,872,444	54,220	2.76	7,852,329	54,335	2.81
Non-interest-bearing deposits	564,913			551,549
Other non-interest-bearing liabilities	159,035			173,700
Stockholders' equity	1,042,325			1,033,762
Total liabilities and stockholders' equity	$9,638,717			$9,611,340

Net interest income(4)		$45,458			$43,840
Net interest-earning assets	$1,310,832			$1,304,716
Net interest margin(5)			1.98			1.92
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(6)(10)			0.76%			0.64%
Return on average equity (annualized)(7)(10)			7.05			5.96
Average equity to average assets			10.81			10.76
Operating expense ratio (annualized)(8)			1.23			1.23
Efficiency ratio(9)(10)			58.26			60.54

	For the Nine Months Ended
	June 30, 2025			June 30, 2024
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,881,138	$109,026	3.75%	$3,994,694	$105,823	3.53%
Correspondent purchased	2,164,263	53,311	3.28	2,367,032	57,788	3.26
Bulk purchased	122,228	2,959	3.23	133,783	2,160	2.15
Total one- to four-family loans	6,167,629	165,296	3.57	6,495,509	165,771	3.40
Commercial loans	1,689,038	73,272	5.72	1,343,241	56,285	5.51
Consumer loans	110,534	6,607	7.99	106,670	6,810	8.53
Total loans receivable(1)	7,967,201	245,175	4.09	7,945,420	228,866	3.83
MBS(2)	825,420	34,451	5.57	580,178	23,238	5.34
Investment securities(2)(3)	69,778	2,795	5.34	202,392	7,115	4.69
FHLB stock	97,985	6,834	9.32	107,448	7,591	9.44
Cash and cash equivalents	182,456	6,220	4.50	320,398	13,166	5.40
Total interest-earning assets	9,142,840	295,475	4.30	9,155,836	279,976	4.06
Other non-interest-earning assets	457,719			461,030
Total assets	$9,600,559			$9,616,866

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$876,079	1,513	0.23	$879,536	1,389	0.21
High yield savings	235,141	7,263	4.13	14,810	453	4.09
Other savings	441,022	254	0.08	465,846	401	0.12
Money market	1,235,352	11,606	1.26	1,322,851	17,702	1.79
Retail certificates	2,780,458	84,217	4.05	2,643,182	76,603	3.87
Commercial certificates	58,013	1,765	4.07	52,961	1,596	4.02
Wholesale certificates	75,805	2,440	4.30	116,590	3,947	4.52
Total deposits	5,701,870	109,058	2.56	5,495,776	102,091	2.48
Borrowings	2,136,105	54,889	3.43	2,375,474	56,648	3.18
Total interest-bearing liabilities	7,837,975	163,947	2.80	7,871,250	158,739	2.69
Non-interest-bearing deposits	553,644			533,454
Other non-interest-bearing liabilities	173,034			179,929
Stockholders' equity	1,035,906			1,032,233
Total liabilities and stockholders' equity	$9,600,559			$9,616,866

Net interest income(4)		$131,528			$121,237
Net interest-earning assets	$1,304,865			$1,284,586
Net interest margin(5)			1.92			1.77
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.16x

Selected performance ratios:
Return on average assets (annualized)(6)(10)			0.68%			0.36%
Return on average equity (annualized)(7)(10)			6.33			3.35
Average equity to average assets			10.79			10.73
Operating expense ratio(8)			1.20			1.18
Efficiency ratio(9)(10)			58.89			69.77

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS security yields are based upon amortized cost which is adjusted for premiums and discounts.
(3)There were no nontaxable securities included in the average balance of investment securities for the quarters ended June 30, 2025 and March 31, 2025, or for the nine-month period ended June 30, 2025. The average balance of investment securities includes an average balance of nontaxable securities of $68 thousand for the nine-month period ended June 30, 2024.
(4)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(5)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is a profitability measure for financial institutions.
(6)Return on average assets represents annualized net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(7)Return on average equity represents annualized net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(8)The operating expense ratio represents annualized non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(9)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue, related to its net interest margin and non-interest income.
(10)The table below provides a reconciliation between performance measures presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance measures excluding the impact of the net loss on the securities transactions associated with the securities strategy, which are not presented in accordance with GAAP. The securities strategy was non-recurring in nature; therefore, management believes it is meaningful to investors to present certain financial measures excluding the securities strategy to better evaluate the Company's core operations. See information regarding the securities strategy in "Comparison of Operating Results for the Nine Months Ended June 30, 2025 and 2024 - Securities Strategy to Improve Earnings".

	For the Nine Months Ended
	June 30, 2024
			Excluding
			Securities
	Actual	Securities	Strategy
	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.36%	(0.14%)	0.50%
Return on average equity (annualized)	3.35	(1.31)	4.66
Efficiency Ratio	69.77	6.90	62.87
Earnings per share(11)	$0.20	$(0.08)	$0.28
(11)Earnings per share is calculated as net income divided by average shares outstanding. Management believes earnings per share is an important measure to investors as it shows the Company's earnings in relation to the Company's outstanding shares.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	June 30, 2025			March 31, 2025			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,828,171	3.74%	47.6%	$3,863,882	3.68%	49.0%	$3,941,952	3.60%	49.8%
Correspondent purchased	2,058,749	3.49	25.6	2,117,232	3.48	26.8	2,212,587	3.48	27.9
Bulk purchased	116,706	3.30	1.4	119,914	3.09	1.5	127,161	2.80	1.6
Construction	14,860	6.27	0.2	16,782	6.53	0.2	22,970	6.05	0.3
Total	6,018,486	3.65	74.8	6,117,810	3.61	77.5	6,304,670	3.55	79.6
Commercial:
Commercial real estate	1,561,691	5.76	19.4	1,340,539	5.50	17.0	1,191,624	5.43	15.0
Commercial and industrial	184,390	6.94	2.3	135,884	6.74	1.7	129,678	6.66	1.6
Construction	165,760	6.39	2.1	191,904	6.12	2.4	187,676	6.40	2.4
Total	1,911,841	5.93	23.8	1,668,327	5.67	21.1	1,508,978	5.65	19.0
Consumer loans:
Home equity	103,564	8.17	1.3	99,049	8.12	1.3	99,988	8.90	1.3
Other	9,109	5.83	0.1	9,434	5.87	0.1	9,615	5.72	0.1
Total	112,673	7.99	1.4	108,483	7.93	1.4	109,603	8.62	1.4
Total loans receivable	8,043,000	4.25	100.0%	7,894,620	4.10	100.0%	7,923,251	4.02	100.0%

Less:
ACL	22,808			23,970			23,035
Deferred loan fees/discounts	31,159			30,276			30,336
Premiums/deferred costs	(34,521)			(35,531)			(37,458)
Total loans receivable, net	$8,023,554			$7,875,905			$7,907,338

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2025		June 30, 2025
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,894,620	4.10%	$7,923,251	4.02%
Originated and refinanced	422,501	6.99	810,222	6.89
Purchased and participations	22,689	6.91	92,479	7.13
Change in undisbursed loan funds	(26,387)		(26,316)
Repayments	(268,493)		(754,599)
Principal (charge-offs)/recoveries, net	(25)		(132)
Other	(1,905)		(1,905)
Ending balance	$8,043,000	4.25	$8,043,000	4.25

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of June 30, 2025. Credit scores were updated in September 2024 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,828,171	63.6%	3.74%	771	58%	$170
Correspondent purchased	2,058,749	34.2	3.49	767	61	394
Bulk purchased	116,706	2.0	3.30	773	53	275
Construction	14,860	0.2	6.27	773	39	270
	$6,018,486	100.0	3.65	770	59	213

The following table presents origination and refinance activity for our one- to four-family loan portfolio, excluding endorsement activity, along with the weighted average rate, weighted average LTV and weighted average credit score for the time periods presented. As of June 30, 2025, the Bank had one- to four-family loan and refinance commitments totaling $57.9 million at a weighted average rate of 6.45%.

For the Three Months Ended				For the Nine Months Ended
June 30, 2025				June 30, 2025
			Credit				Credit
Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
(Dollars in thousands)
$86,769	6.23%	75%	767	$221,689	6.15%	74%	767

Commercial Loans: The table below presents commercial loan origination and participation activity for the time periods presented, along with weighted average LTV and weighted average debt service coverage ratio ("DSCR").

	For the Three Months Ended June 30, 2025
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$160,574	7.00%	$8,922	6.95%	$169,496	7.00%	51.2%	1.55x
Commercial and industrial	112,389	7.32	900	7.25	113,289	7.32	N/A	1.73
Commercial construction	44,347	7.04	12,867	6.86	57,214	7.00	77.1	1.34
	$317,310	7.12	$22,689	6.91	$339,999	7.11	57.7	1.58

	For the Nine Months Ended June 30, 2025
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$305,448	6.91%	$35,726	7.02%	$341,174	6.92%	54.7%	1.68x
Commercial and industrial	145,061	7.34	900	7.25	145,961	7.34	N/A	2.23
Commercial construction	95,765	7.28	55,853	7.21	151,618	7.25	76.0	1.59
	$546,274	7.09	$92,479	7.13	$638,753	7.10	61.3	1.79

The following table presents commercial loan disbursements, excluding lines of credit, during the nine months ended June 30, 2025.

	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$353,217	6.76%
Commercial and industrial	86,105	7.38
Commercial construction	162,673	6.58
	$601,995	6.80

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. Management anticipates fully funding the majority of the undisbursed amounts, as most are not cancellable by the Bank.

	June 30, 2025				March 31, 2025
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Hotel	26	$533,192	$51,888	$585,080	$445,485
Senior housing	36	340,142	17,431	357,573	344,497
Multi-family	34	235,815	120,532	356,347	357,068
Retail building	131	279,729	40,648	320,377	319,780
Office building	76	126,410	2,887	129,297	127,157
One- to four-family property	320	66,113	4,535	70,648	65,177
Warehouse/manufacturing	48	52,283	4,704	56,987	43,564
Land	25	34,396	332	34,728	34,855
Single use building	27	33,847	262	34,109	35,466
Other	36	25,524	1,185	26,709	29,375
	759	$1,727,451	$244,404	$1,971,855	$1,802,424

Weighted average rate		5.82%	6.90%	5.96%	5.76%

The following table presents the unpaid principal balance of non-owner occupied and owner occupied loans within the Bank's commercial real estate loan portfolio as of the dates indicated.

	June 30, 2025	March 31, 2025
	(Dollars in thousands)
Non-owner occupied	$1,135,243	$1,014,987
Owner occupied	$163,745	$163,378

The following table presents management's funding expectations for the Bank's commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of June 30, 2025. Due to the nature of a revolving line of credit, management is unable to project funding expectations for those balances so those amounts are presented separately from management's funding expectations. The majority of the $146.2 million of commitments expected to fund during the September 30, 2025 quarter, mainly in July 2025, are related to senior housing loans.

	Projected Disbursements for the Quarters Ending
	September 30, 2025	December 31, 2025	March 31, 2026	Thereafter	Revolving Lines of Credit	Total
	(Dollars in thousands)
Undisbursed amounts	91,308	69,138	40,227	39,322	4,409	244,404
Commitments	146,182	2,750	5,250	5,680	1,374	161,236
	$237,490	$71,888	$45,477	$45,002	$5,783	$405,640

Weighted average rate	6.49%	7.01%	6.99%	6.81%	7.45%	6.69%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	June 30, 2025				March 31, 2025
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	557	$631,395	$91,797	$723,192	$709,289
Texas	21	291,223	27,261	318,484	319,151
Missouri	129	271,326	39,243	310,569	299,085
Arizona	6	101,650	20,784	122,434	36,441
New York	2	110,000	—	110,000	60,000
California	4	84,735	10,583	95,318	95,430
Colorado	10	57,319	3,601	60,920	55,134
Tennessee	3	39,899	540	40,439	40,601
Nebraska	6	11,227	27,139	38,366	38,658
Arkansas	2	29,475	—	29,475	36,322
Other	19	99,202	23,456	122,658	112,313
	759	$1,727,451	$244,404	$1,971,855	$1,802,424

The following table presents the Bank's commercial real estate and commercial construction loans by unpaid principal balance, aggregated by type of primary collateral and state, along with weighted average LTV and weighted average DSCR as of June 30, 2025. The LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) as of June 30, 2025 and the most current collateral value available, which is most often the value at origination/purchase. The DSCR is calculated at the time of origination, and is updated at the time of subsequent loan renewals, financial reviews (for applicable loans and lending relationships), and any other time management is aware of changes that may impact the DSCR. The DSCR presented in the table below is based on the DSCR at the time of origination unless an updated DSCR has been calculated or the loan has reached the end of its stabilization period. Commercial loans that have an outstanding balance of $1.5 million or more or borrowing relationships with a total relationship exposure of $5.0 million or more are reviewed no less often than annually to monitor financial performance.

	Kansas	Texas	Missouri	New York	Arizona	California	Other	Total
	(Dollars in thousands)
Hotel	$45,029	$142,565	$9,441	$110,000	$97,804	$81,943	$46,410	$533,192
Senior housing	175,176	—	108,632	—	—	—	56,334	340,142
Retail building	84,899	67,842	46,770	—	—	—	80,218	279,729
Multi-family	161,336	19,781	51,078	—	—	—	3,620	235,815
Office building	57,327	60,135	8,801	—	147	—	—	126,410
One- to four-family property	44,673	—	6,375	—	3,324	—	11,741	66,113
Warehouse/manufacturing	32,361	—	16,698	—	—	—	3,224	52,283
Land	6,450	900	308	—	—	—	26,738	34,396
Single use building	12,309	—	18,371	—	375	2,792	—	33,847
Other	11,835	—	4,852	—	—	—	8,837	25,524
	$631,395	$291,223	$271,326	$110,000	$101,650	$84,735	$237,122	$1,727,451

Weighted LTV	65.0%	53.1%	66.7%	46.7%	53.0%	49.3%	64.6%	60.6%
Weighted DSCR	1.83x	1.41x	1.70x	1.55x	1.44x	1.50x	1.69x	1.66x

The following table presents the unpaid principal balance of the Bank's commercial real estate and commercial construction loans aggregated by type of primary collateral, along with weighted average rate, LTV, and DSCR as of June 30, 2025.

		Unpaid	Weighted	Weighted	Weighted
	Count	Principal	Rate	LTV	DSCR
	(Dollars in thousands)
Hotel	26	$533,192	6.50%	52.6%	1.32x
Senior housing	36	340,142	4.68	70.9	1.42
Retail building	131	279,729	5.25	62.0	2.03
Multi-family	34	235,815	6.05	63.8	1.41
Office building	76	126,410	6.30	54.9	1.83
One- to four-family property	320	66,113	6.00	57.8	2.45
Warehouse/manufacturing	48	52,283	6.26	65.0	2.37
Land	25	34,396	6.65	70.8	4.18
Single use building	27	33,847	6.15	62.4	1.93
Other	36	25,524	5.82	54.4	2.07
	759	$1,727,451	5.82	60.6	1.66

The following table presents the Bank's commercial real estate and construction loans and outstanding loan commitments, categorized by aggregate gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount and average loan amount, as of June 30, 2025. For loans over $50.0 million, there were $267.0 million related to hotels in Arizona, California, New York, and Texas, $143.1 million related to multi-family properties in Kansas, and $59.7 million related to an office building in Texas.

		Gross Loan
		and Commitment	Average	Weighted	Weighted
	Count	Amounts	Amount	LTV	DSCR
	(Dollars in thousands)
Greater than $50 million	7	$469,830	$67,119	54.5%	1.37x
>$30 to $50 million	9	332,654	36,962	66.1	1.38
>$20 to $30 million	15	364,893	24,326	65.7	1.31
>$15 to $20 million	9	154,917	17,213	64.1	1.28
>$10 to $15 million	13	155,458	11,958	73.0	1.94
>$5 to $10 million	35	247,502	7,071	68.6	1.83
$1 to $5 million	122	286,097	2,345	62.8	1.97
Less than $1 million	570	121,740	214	53.1	3.18
	780	$2,133,091	2,735	63.0	1.63

The following table summarizes the Bank's commercial and industrial loans by loan purpose as of the dates indicated. The commercial and industrial gross loan amount increased $96.6 million, or 52%, during the current quarter. During the current quarter, the Bank originated three loans to two borrower relationships that accounted for $85.3 million of the increase in this portfolio during the current quarter. Of the $281.2 million of commercial and industrial loans at June 30, 2025, 58%, or $164.5 million, had a gross loan balance of $5 million or more. The largest commercial and industrial lending relationship at June 30, 2025 had a gross loan balance of $81.8 million, which represented 29% of the gross loan balance at June 30, 2025. In addition, the Bank had three commercial and industrial loan commitments totaling $42.0 million, with a weighted average rate of 6.79%, at June 30, 2025, which are not reflected in the table below. The recent growth in this portfolio aligns with the Bank's strategy to grow all aspects of commercial banking. Management anticipates growth will continue in the commercial and industrial loan portfolio but it will likely fluctuate over time due to the nature of these loans.

	June 30, 2025				March 31, 2025
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Working capital	200	$68,721	$82,921	$151,642	$85,213
Purchase equipment	68	46,902	8,744	55,646	23,019
Purchase/refinance business assets	48	39,641	504	40,145	41,228
Finance/lease vehicle	211	23,994	2,775	26,769	27,773
Other	19	5,132	1,861	6,993	7,329
	546	$184,390	$96,805	$281,195	$184,562

Weighted average rate		6.94%	7.21%	7.03%	6.86%

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at June 30, 2025, approximately 71% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO. The increase in nonaccrual commercial real estate loans as of June 30, 2025 was due primarily to two participation loans related to the same borrowing relationship that were moved to substandard during the period. See the asset classification discussion below for additional information.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	77	$9,617	73	$8,072	79	$9,768	69	$8,884	70	$7,148
Correspondent purchased	13	2,802	9	2,928	11	2,988	12	3,049	13	5,278
Bulk purchased	2	156	3	179	1	32	2	68	1	277
Commercial:
Commercial real estate	6	1,654	5	2,472	7	18,373	11	2,996	10	2,516
Commercial and industrial	8	1,166	2	348	1	125	4	391	5	265
Consumer	27	634	24	441	35	679	35	642	40	926
	133	$16,029	116	$14,440	134	$31,965	133	$16,030	139	$16,410
30 to 89 days delinquent loans
to total loans receivable, net		0.20%		0.18%		0.40%		0.20%		0.21%

	Non-Performing Loans and OREO at:
	June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	23	$2,168	30	$2,814	26	$2,338	29	$2,274	24	$2,046
Correspondent purchased	5	1,741	7	1,965	8	3,843	8	4,024	7	3,860
Bulk purchased	1	134	3	620	4	1,256	5	1,535	4	1,271
Commercial:
Commercial real estate	12	3,387	11	3,315	7	2,038	7	1,163	6	1,078
Commercial and industrial	5	412	4	376	3	309	2	82	2	82
Consumer	12	176	19	473	22	356	20	436	13	236
	58	8,018	74	9,563	70	10,140	71	9,514	56	8,573

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.10%		0.12%		0.13%		0.12%		0.11%

Nonaccrual loans less than 90 Days Delinquent:(1)
Commercial:
Commercial real estate	3	$40,338	5	$1,128	6	$1,096	3	$326	—	$—
Commercial and industrial	1	97	2	142	1	125	2	252	1	30
	4	40,435	7	1,270	7	1,221	5	578	1	30
Total nonaccrual loans	62	48,453	81	10,833	77	11,361	76	10,092	57	8,603

Nonaccrual loans as a percentage of total loans		0.60%		0.14%		0.14%		0.13%		0.11%

OREO:
One- to four-family:
Originated(2)	1	$92	—	$—	—	$—	1	$55	—	$—
	1	92	—	—	—	—	1	55	—	—
Total non-performing assets	63	$48,545	81	$10,833	77	$11,361	77	$10,147	57	$8,603

Non-performing assets as a percentage of total assets		0.50%		0.11%		0.12%		0.11%		0.09%

(1)Includes loans required to be reported as nonaccrual pursuant to internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents the amortized cost of loans classified as special mention or substandard at the dates presented. The increase in commercial real estate substandard loans at June 30, 2025 compared to March 31, 2025 was due mainly to two participation loans related to the same borrowing relationship, for $40.2 million as of June 30, 2025 and secured by a hotel. The borrower is working on a recapitalization plan which is anticipated to occur later in calendar year 2025. As a result, during the current quarter, the Bank entered into an agreement with the borrower which allows the borrower to not make payments until later in calendar year 2025; therefore, these loans were considered nonaccrual at June 30, 2025 and classified as substandard. The loans were not considered delinquent at June 30, 2025 due to the terms of the agreement. As of June 30, 2025, the combined Bank LTV on the loans was 45% based on an appraisal completed in the past three months. The increase in commercial real estate substandard loans since September 30, 2024 has been related to the $40.2 million of participation loans discussed above, along with another $38.9 million participation loan also secured by a hotel. In regards to the $38.9 million participation loan, the property is taking longer than anticipated to stabilize and the borrower is not meeting the debt service coverage loan covenant required by the loan agreement. The borrower projects improved occupancy and cash flow during the remainder of calendar year 2025 and expects to be fully stabilized during calendar year 2026. As of June 30, 2025, the loan was not delinquent and the Bank LTV was 47% based on an appraisal completed approximately two years ago. The Bank has had a participation relationship with the lead bank for all three commercial real estate substandard participation loans discussed above for ten years, and the Bank holds the same percentage interest in these loans as the lead bank. These loans are recourse with a personal guaranty and have strong LTVs. Both borrower groups (developers, owners and guarantors) are seasoned commercial real estate developers with over 40 years of experience each. There have been no charge-offs with these loans nor has management set aside a specific valuation allowance associated with these loans as of June 30, 2025 due to the strong LTVs.

	June 30, 2025		March 31, 2025		September 30, 2024
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$12,583	$21,524	$11,793	$20,340	$17,528	$22,715
Commercial:
Commercial real estate	8,111	84,771	8,352	45,961	16,169	2,302
Commercial and industrial	882	1,201	899	1,054	413	335
Consumer	365	323	162	566	326	487
	$21,941	$107,819	$21,206	$67,921	$34,436	$25,839

Allowance for Credit Losses: The Bank utilizes a discounted cash flow model for estimating expected credit losses for pooled loans and loan commitments. Expected credit losses are determined by calculating projected future loss rates which are dependent upon forecasted economic indices and applying qualitative factors when deemed appropriate by management. At June 30, 2025, management applied qualitative factors to account for large dollar commercial real estate loan concentrations and potential risk of loss in market value for newer one- to four-family loans. These qualitative factors were applied to account for credit risks not fully reflected in the discounted cash flow model.

In order to model the probabilities of default used in the discounted cash flow model, the model pairs the results of a regression analysis with an economic forecast for each loan pool in the model. The regression analyses are determined by comparing historical loss rates to related economic indices. The historical loss rates are determined by using the Company's historical loss experience, or peer data when the Company's own historical loss rates are not reflective of future loss expectations. During the current quarter, the Company updated the regression analyses used in the model which resulted in some changes to the amounts and levels of ACL calculated by the model for commercial loans. See additional discussion below. The regression analysis was updated in order to assist management in estimating expected credit losses in the commercial loan portfolio due to growth in this portfolio, including growth in market areas outside of the Bank's local market footprint.

Management applied a qualitative factor for large dollar commercial real estate loan concentrations. The Company's commercial real estate loans generally have low LTVs and strong DSCRs which serve as indicators that losses in the commercial real estate loan portfolios might be unlikely; however, because there is uncertainty surrounding the nature, timing and amount of expected losses, management believes that in the event of a realized loss within the large dollar commercial real estate loan pool, the magnitude of such a loss could be significant. The large dollar commercial real estate loan concentration qualitative factor addresses the risk associated with a large dollar relationship deteriorating due to a loss event. As part of its analysis, management considered external data including historical commercial real estate price index trending information from a variety of sources to help determine the amount of this qualitative factor.

For one- to four-family loans, management believes there is potential risk of loss in market value in an economic downturn related to, in particular, newer originations where property values have not experienced price appreciation like more seasoned loans in our portfolio and applied a qualitative factor to account for this risk. To determine the appropriate amount of the one- to four-family loan qualitative factor as of June 30, 2025, management considered external historical home price index trending information, along with historical loan loss experience and portfolio balance trending, the one-to four-family loan portfolio composition with regard to loan size, and management's knowledge of the Bank's loan portfolio and the one- to four-family lending industry.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The decrease in the ratio of the ACL to total loans as of June 30, 2025 from March 31, 2025 was due primarily to a decrease in the commercial real estate ACL to total loans. The changes in the commercial ratios in the current quarter from the prior quarters were due primarily to the regression analysis update discussed above. Based on management's evaluation of the credit risk within the Bank's commercial real estate loan portfolio, taking into consideration DSCRs and LTVs, management believes the Bank's ACL ratio for commercial real estate loans is appropriate for the credit risk. See additional discussion regarding the Bank's commercial real estate loan DSCRs and LTVs in the "Loan Portfolio - Commercial Loans" section above.

	Distribution of ACL			Ratio of ACL to Loans Receivable
	June 30,	March 31,	September 30,	June 30,	March 31,	September 30,
	2025	2025	2024	2025	2025	2024
	(Dollars in thousands)
One- to four-family	$3,532	$3,562	$3,673	0.06%	0.06%	0.06%
Commercial:
Commercial real estate	14,362	16,998	15,719	0.92	1.27	1.32
Commercial and industrial	2,441	1,171	1,186	1.32	0.86	0.91
Construction	2,236	2,007	2,249	1.35	1.05	1.20
Total commercial	19,039	20,176	19,154	1.00	1.21	1.27
Consumer	237	232	208	0.21	0.21	0.19
Total	$22,808	$23,970	$23,035	0.28	0.30	0.29

Historically, the Bank has maintained very low delinquency ratios and net charge-off rates. Over the past two years, the Bank's highest ratio of commercial loans 90 days or more delinquent to total commercial loans at a quarter end was 0.22%. The highest such ratio for one- to four-family originated and correspondent loans, combined, was 0.12%. The amount of total net charge-offs during the current quarter and current year period was $25 thousand and $132 thousand, respectively. The majority of the net charge-offs during the current year period related to one single-family bulk purchased loan. During the 10-year period ended June 30, 2025, the Bank recognized $1.1 million of total net charge-offs. As of June 30, 2025, the ACL balance was $22.8 million and the reserve for off-balance sheet credit exposures totaled $6.3 million, which management believes is adequate for the credit risk characteristics in our loan portfolio.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. The $1.1 million release of provision for credit losses related to the ACL in the current quarter was partially offset by a $686 thousand provision for credit losses on the reserve for off-balance sheet credit exposures, which resulted in a release of provision for credit losses of $451 thousand for the current quarter.

	For the Three Months Ended	For the Nine Months Ended
	June 30, 2025	June 30, 2025
	(Dollars in thousands)
Balance at beginning of period	$23,970	$23,035
Charge-offs:
One- to four-family	—	(113)
Commercial	—	—
Consumer	(29)	(56)
Total charge-offs	(29)	(169)
Recoveries:
One- to four-family	2	7
Commercial	1	23
Consumer	1	7
Total recoveries	4	37
Net (charge-offs) recoveries	(25)	(132)
Provision for credit losses	(1,137)	(95)
Balance at end of period	$22,808	$22,808

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.08	0.45
ACL to non-performing loans at end of period	47.07	47.07
ACL to loans receivable at end of period	0.28	0.28
ACL to net charge-offs (annualized)	226x	129x

The balance of the reserve for off-balance sheet credit exposures was $6.3 million at June 30, 2025, compared to $5.6 million at March 31, 2025, and $6.0 million at September 30, 2024. The increase of $686 thousand from the previous quarter was due primarily to an increase in the balance of commercial and industrial off-balance sheet credit exposures. As noted above, the increase in the reserve for off-balance sheet credit exposures was entirely offset by a $1.1 million release of provision for credit losses related to the ACL for loans, resulting in a release of provision for credit losses of $451 thousand.

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at June 30, 2025. Overall, fixed-rate securities comprised 92% of our securities portfolio at June 30, 2025. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$874,360	5.49%	4.5
U.S. government-sponsored enterprise debentures	55,000	5.16	5.3
Corporate bonds	4,000	5.12	6.9
	$933,360	5.47	4.6

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after the most recent three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2025			June 30, 2025
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$961,417	5.46%	5.6	$856,266	5.63%	5.2
Maturities and repayments	(47,803)			(147,190)
Net amortization of (premiums)/discounts	829			2,491
Purchases	38,749	5.02	5.8	248,207	4.97	7.5
Change in valuation on AFS securities	3,037			(3,545)
Ending balance - carrying value	$956,229	5.47	4.6	$956,229	5.47	4.6

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The decrease in the deposit portfolio rate at June 30, 2025 compared to March 31, 2025 and September 30, 2024 was due mainly to lower rates on retail certificates of deposit.

	June 30, 2025			March 31, 2025			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$579,595	—%	9.0%	$574,940	—%	9.0%	$549,596	—%	9.0%
Interest-bearing checking	884,838	0.24	13.8	905,922	0.22	14.2	847,542	0.23	13.8
High yield savings	408,018	3.88	6.4	284,097	4.09	4.5	96,241	4.09	1.6
Other savings	433,188	0.07	6.7	448,034	0.07	7.0	444,331	0.11	7.2
Money market	1,203,917	1.22	18.7	1,247,106	1.21	19.6	1,226,962	1.46	20.0
Certificates of deposit	2,921,581	3.81	45.4	2,912,446	3.99	45.7	2,965,310	4.25	48.4
	$6,431,137	2.24	100.0%	$6,372,545	2.28	100.0%	$6,129,982	2.45	100.0%

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio, split between retail non-maturity deposits, commercial non-maturity deposits, and certificates of deposit at the dates presented.

	June 30, 2025			March 31, 2025			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Retail non-maturity deposits:
Non-interest-bearing checking	$415,066	—%	6.5%	$442,379	—%	6.9%	$418,790	—%	6.8%
Interest-bearing checking	810,027	0.09	12.6	837,294	0.09	13.1	799,407	0.10	13.0
High yield savings	408,018	3.88	6.4	284,097	4.09	4.5	96,241	4.09	1.6
Other savings	429,778	0.07	6.6	444,681	0.07	7.0	441,265	0.11	7.2
Money market	1,088,623	1.07	16.9	1,138,281	1.08	17.9	1,149,212	1.37	18.7
Total	3,151,512	0.91	49.0	3,146,732	0.79	49.4	2,904,915	0.73	47.4
Commercial non-maturity deposits:
Non-interest-bearing checking	164,529	—	2.5	132,561	—	2.1	130,806	—	2.1
Interest-bearing checking	74,811	1.89	1.2	68,628	1.83	1.1	48,135	2.40	0.8
Savings	3,410	0.05	0.1	3,353	0.05	0.1	3,066	0.05	0.1
Money market	115,294	2.58	1.8	108,825	2.57	1.7	77,750	2.72	1.3
Total	358,044	1.23	5.6	313,367	1.29	4.9	259,757	1.26	4.2
Certificates of deposit:
Retail certificates of deposit	2,745,213	3.80	42.7	2,790,993	3.99	43.8	2,830,579	4.23	46.2
Commercial certificates of deposit	59,695	3.69	0.9	58,545	3.90	0.9	58,236	4.40	1.0
Public unit certificates of deposit	116,673	4.12	1.8	62,908	4.22	1.0	76,495	4.62	1.2
Total	2,921,581	3.81	45.4	2,912,446	3.99	45.7	2,965,310	4.25	48.4

	$6,431,137	2.24	100.0%	$6,372,545	2.28	100.0%	$6,129,982	2.45	100.0%

The following table presents the amount, weighted average rate, and percent of total for total retail deposits, commercial deposits, and public unit certificates of deposit at the dates noted.

	June 30, 2025			March 31, 2025			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Total retail deposits	$5,896,725	2.25%	91.7%	$5,937,725	2.30%	93.2%	$5,735,494	2.46%	93.6%
Total commercial deposits	417,739	1.58	6.5	371,912	1.70	5.8	317,993	1.84	5.2
Public unit certificates of deposit	116,673	4.12	1.8	62,908	4.22	1.0	76,495	4.62	1.2
Total	$6,431,137	2.24	100.0%	$6,372,545	2.28	100.0%	$6,129,982	2.45	100.0%

As of June 30, 2025, approximately $899.4 million (or approximately 14%) of the Bank's Call Report deposit balance was uninsured, of which approximately $509.4 million (or approximately 8% of the Bank's Call Report deposit balance) related to commercial and retail deposit accounts, with the remainder mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of June 30, 2025. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2025	$100,000	4.69%	3.03%
2026	425,000	2.11	2.30
2027	745,000	3.49	3.56
2028	570,902	4.37	4.14
2029	141,250	4.45	4.45
2030	90,000	4.20	4.20
	$2,072,152	3.60	3.52

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the period shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity as of the first and last days of the period presented. During the current quarter, the Bank prepaid fixed-rate FHLB advances with a weighted average remaining term of 0.6 years totaling $200.0 million with a weighted average contractual interest rate of 4.70%, and replaced these advances with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.83% and a weighted average term of 2.5 years. The weighted average effective interest rate of the new advances was 3.93%, which includes the impact of deferred prepayment penalties being recognized over the life of the new advances. This activity is reflected in the table below.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2025			June 30, 2025
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,143,320	3.54%	1.6	$2,180,656	3.29%	1.6
Maturities and repayments	(371,168)	3.93		(758,504)	3.40
New FHLB borrowings	300,000	3.93	2.5	650,000	4.13	2.9
Ending balance	$2,072,152	3.52	1.7	$2,072,152	3.52	1.7

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of June 30, 2025.

	September 30,	December 31,	March 31,	June 30,
	2025	2025	2026	2026	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$453,811	$618,835	$302,603	$556,155	$1,931,404
Repricing Rate	4.20%	3.95%	3.59%	3.82%	3.91%
Public Unit Certificates:
Amount	$10,983	$14,329	$43,110	$9,001	$77,423
Repricing Rate	4.42%	3.87%	4.13%	4.22%	4.13%
Non-Amortizing FHLB Advances:
Amount	$100,000	$100,000	$100,000	$100,000	$400,000
Repricing Rate	3.03%	1.09%	1.60%	2.51%	2.06%
Total
Amount	$564,794	$733,164	$445,713	$665,156	$2,408,827
Repricing Rate	4.00%	3.56%	3.19%	3.63%	3.61%

The following table sets forth the WAM information for our certificates of deposit, in years, as of June 30, 2025.

Retail certificates of deposit	0.9
Commercial certificates of deposit	0.7
Public unit certificates of deposit	0.9
Total certificates of deposit	0.9

Average Rates and Lives
At June 30, 2025, the gap between the Bank's amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(963.3) million, or (9.9)% of total assets, compared to $(1.11) billion, or (11.4)% of total assets, at March 31, 2025. The change in the one-year gap amount was due primarily to a decrease in the amount of projected interest-bearing liability cash flows coming due in one year. The decrease in liability cash flows was primarily related to the Bank prepaying and replacing $200.0 million of fixed-rate FHLB advances during the current quarter that went from a weighted average remaining term of 0.6 years to 2.5 years. Net interest-earning assets projected to reprice within one year remained relatively flat between periods as increases in the amount of adjustable-rate loans expected to reprice during the next 12 months were more than offset by decreases in cash and securities.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2025, the Bank's one-year gap would have been projected to be $(1.15) billion, or (11.9)% of total assets. If interest rates were to decrease 200 basis points, as of June 30, 2025, the Bank's one-year gap would have been projected to be $(528.8) million, or (5.5)% of total assets. The changes in the gap amounts compared to when there is no change in rates was due to changes in the anticipated net cash flows primarily as a result of projected prepayments on mortgage-related assets in each rate environment. In higher rate environments, prepayments on mortgage-related assets are projected to be lower, and in lower rate environments, prepayments are projected to be higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of June 30, 2025. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$956,229	5.47%	3.7		10.3%
Loans receivable:
Fixed-rate one- to four-family	5,104,555	3.48	6.9	63.5%	55.0
Fixed-rate commercial	566,639	5.50	2.3	7.0	6.1
All other fixed-rate loans	35,777	7.12	7.4	0.5	0.4
Total fixed-rate loans	5,706,971	3.71	6.4	71.0	61.5
Adjustable-rate one- to four-family	899,071	4.41	4.3	11.2	9.7
Adjustable-rate commercial	1,345,202	6.18	3.5	16.7	14.5
All other adjustable-rate loans	91,756	7.99	3.2	1.1	1.0
Total adjustable-rate loans	2,336,029	5.57	3.8	29.0	25.2
Total loans receivable	8,043,000	4.25	5.6	100.0%	86.7
FHLB stock	98,225	9.11	1.9		1.1
Cash and cash equivalents	174,965	3.79	—		1.9
Total interest-earning assets	$9,272,419	4.42	5.3		100.0%

Non-maturity deposits	$2,929,961	1.12	5.2	50.1%	37.0%
Retail certificates of deposit	2,745,213	3.80	0.9	46.9	34.6
Commercial certificates of deposit	59,695	3.68	0.7	1.0	0.7
Public unit certificates of deposit	116,673	4.12	0.9	2.0	1.5
Total interest-bearing deposits	5,851,542	2.46	3.1	100.0%	73.8
Term borrowings	2,073,225	3.52	1.7		26.2
Total interest-bearing liabilities	$7,924,767	2.74	2.7		100.0%